ENGLE HOMES INC AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                   FOR THE FIVE YEARS ENDED OCTOBER 31, 1997



                                                            1997          1996        1995          1994       1993
                                                            ----          ----        ----          ----       ----
Computation of historical ratios
    Net income per consolidated statements
        of income                                           13,468         8,495      5,912        8,907       6,298
    Less: Cumulative effect of change in
        accounting for income taxes                                                               (1,332)

    Add
       Provision for income taxes                            8,431         5,206      3,624        4,604       3,820
       Amortization of previously capitalized interest
           included in cost of sales                        16,066        11,543      6,904        7,712       4,129
       Amortization of debt expense                            373           456        792          942         678
                                                           -------       -------     ------       ------      ------
             Net income as adjusted                         38,338        25,700     17,232       20,833      14,925
                                                           =======       =======     ======       ======      ======

    Fixed charges
       Interest capitalized                                 15,623        15,272     13,750        7,183       4,068
       Amortization of debt expense                            373           456        792          942         678
                                                           -------       -------     ------       ------      ------
                                                            15,996        15,728     14,542        8,125       4,746
                                                           =======       =======     ======       ======      ======

Ratio of earnings to fixed charges                            2.40          1.63       1.18         2.56        3.14